Certificate of Trust
of
[●]

This Certificate of Trust of [●] (the “Trust”), is being duly executed and filed by [●], a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801, et seq.).

(i)           Name. The name of the statutory trust being formed hereby is [●].

(ii)         Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are [●], [●], [●], DE [●].

(iii)         Effective Date. This Certificate of Trust shall be effective as of its filing.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

[●],
not in its individual capacity,
but solely as trustee of the Trust

By:
Name:
Title:

S-1	Certificate of Trust